SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

WORLDSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	000-51466	52-1732881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8515 Georgia Avenue, Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

(301) 960-1200

(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On July 24, 2008, WorldSpace, Inc. (the “Company”) entered into a Third Forbearance Agreement and Amendment (each an “Agreement” and collectively, the “Agreements”) with each of the four holders (the “Investors”) of its amended and restated bridge loan notes (the “Bridge Loan Notes”) and second amended and restated convertible notes (the “Convertible Notes”) whereby the Company agreed to pay on July 25, 2008 an aggregate of $18.5 million to the Investors (representing the interest accrued on the Bridge Notes and the Convertible Notes and a payment of approximately $15.2 million on the principal amount outstanding under the Bridge Notes) and the Investors agreed to extend the maturity date of the remaining amounts due under the Bridge Loan Notes until September 15, 2008. In addition, the Investors agreed that the September 30, 2008 maturity date of the Convertible Notes will be changed to December 31, 2008 if the Company has paid in full on or before September 15, 2008 all amounts due on the Bridge Loan Notes.

Under the terms of the Agreements, the Company has agreed to pledge, on or before August 5, 2008, up to 100% (but in no event less than 66 2/3%) of the equity interests of WorldSpace Europe Holdings ApS (“WorldSpace Europe”) in favor of the collateral agent under the Bridge Loan Notes and Convertible Notes (“Collateral Agent”), for the benefit of the Investors. The Company also agreed to cause WorldSpace Europe: (A) to become a Guarantor, as defined in the security documents securing the Bridge Loan Notes and Convertible Notes (the “Security Documents”), by executing and delivering, to the extent legally permissible, a guaranty in favor of the Collateral Agent, for the benefit of the Investors, in form and substance reasonably acceptable to the Required Holders (i.e., the holders of a majority in interest of the Convertible Notes), (B) to become a Pledgor (as defined in the Security Documents) by executing and delivering, to the extent legally permissible, a joinder to the security agreement, in form and substance reasonably acceptable to the Required Holders, pledging all of its assets in favor of the Collateral Agent, for the benefit of the Investors, and (C) to pledge, to the extent legally permissible, its 65% equity interest in WorldSpace Italia SpA in favor of the Collateral Agent, for the benefit of the Investors. The Company also agreed (for itself and its subsidiaries) promptly to execute and deliver all further instruments and documents and take all further action as the Investors or the Collateral Agent may reasonably request in order to perfect and protect the security interests in the foregoing collateral and any additional collateral.

In connection with the Agreement, the Company also agreed to pay up to $100,000, in addition to the $250,000 paid on July 21, 2008, for the fees and expenses of a financial adviser and legal counsel to the Investors for purposes of conducting financial and legal due diligence in respect of the Company’s business, operations and assets, with unexpended amounts to be reimbursed to the Company.

Under the terms of the Agreements, the Company is permitted to use up to $1.5 million of the $20 million Yenura facility described below to make certain payments owed to vendors and other persons in the amount of $1.5 million.

The Company has agreed to call a stockholders’ meeting to be held not later than September 12, 2008 for the purpose of approving, in accordance with applicable rules of the Nasdaq Global Market, the issuance to the Investors of its Class A Common Stock upon the exercise of certain warrants issued to the Investors and upon the conversion of the convertible notes held by the Investors. The Company’s Board of Directors has agreed to recommend to the stockholders the approval of such issuances.

The form of the Agreement is attached hereto as Exhibits 99.1.

On July 24, 2008, WorldSpace, Inc. (the “Company”) entered into a financing agreement (“Financing Agreement”) with Yenura Pte. Ltd., a Singapore company (“Yenura”) pursuant to which Yenura has agreed to make available up to $20 million to the Company. Under the terms of the Financing Agreement, the Company is permitted to draw down up to $20 million. The Company will issue subordinated convertible notes (“Subordinated Convertible Notes”) to Yenura in the principal amount of each draw down in consideration for the funding. The Subordinated Convertible Notes, each of which will mature on the fifth anniversary of issuance of the first note, will bear interest at the rate of 8% per annum (payable annually in arrears with the first payment due August 1, 2009) and in the event of default at an interest rate of 10% per annum. The Subordinated Convertible Notes are subordinated in all respects to the Company’s existing indebtedness which includes the Bridge Loan Notes and the Convertible Notes.

Subject, in all cases, to the prior right of the holders of the Bridge Loan Notes and Convertible Notes to be paid in full, the Subordinated Convertible Notes may be redeemed at the option of the holder upon certain change of control events or events of defaults. Pursuant to the terms of the Subordinated Convertible Notes, the Company is prohibited from making any payment of premium or principal on the Subordinated Convertible Notes until at least ninety-one (91) days after the final maturity of each of the Bridge Loan Notes and the Convertible Notes.

The principal amount of each Subordinated Convertible Note (including any accreted interest) will be convertible into the Company’s Class A Common Stock at the then applicable Market Price (as defined in the Convertible Notes). The conversion price of the Subordinated Convertible Notes shall be adjusted for stock splits, reverse stock splits and similar corporate events affecting all of the outstanding shares of the Company’s Common Stock proportionately and for certain issuances of the Company’s stock at below then applicable Market Prices.

The Subordinated Convertible Notes are first convertible into shares of Class A Common Stock upon the earliest to occur of the following: (i) January 15, 2009, (ii) the first public announcement of a potential Change of Control, or (iii) an Event of Default.

In connection with the Subordinated Convertible Notes, the Company is further required to pay concurrently to Yenura all cash dividends or distributions paid or payable on the Class A Common Stock as paid to the holders of the Company’s Class A Common Stock on an as converted basis. The Subordinated Convertible Notes will not have any voting rights in respect of the shares underlying the Subordinated Convertible Notes, unless and until the notes are converted.

In connection with Financing Agreement, the Company agreed to grant on July 24, 2008 Yenura 4,800,000 warrants (the “Yenura Warrant”) to purchase Class A Common Stock of the Company at the price of $2.00 per share representing the current market price (as defined under the Investors’ Convertible Notes) as at July 24, 2008. Pursuant to the terms of the Yenura Warrant, Yenura will not be able to exercise the Yenura Warrant until the earliest to occur of (i) January 15, 2009, (ii) the first public announcement of a potential Change of Control, or (iii) an Event of Default. In addition, an adjustment to the exercise price of the Yenura Warrant for stock splits, reverse stock splits and similar corporate events affecting all of the outstanding shares of the Company’s Class A Common Stock proportionately and for certain issuances of the Company’s securities at below market price. Once the Yenura Warrant becomes exercisable, it may be exercised for a period of five (5) years from the date of issuance. The shares of Class A Common Stock issuable to Yenura upon conversion of the Subordinated Convertible Notes and the exercise of the Yenura Warrants are required to be registered on a shelf registration statement on Form S-3 in accordance with the terms of the Financing Agreement.

In accordance with applicable rules of The Nasdaq Global Market, the issuance to Yenura of the Company’s Class A Common Stock upon the exercise of warrants issued to Yenura and upon the conversion of the Subordinated Convertible Notes must be approved by the stockholders of the Company.

Pursuant to the Financing Agreement, the Company has agreed to solicit the requisite stockholder approval for the issuance of such shares at a special meeting of stockholders to be held not later than September 12, 2008. The Company’s Board of Directors has agreed to recommend to the shareholders approval of such issuance.

The Financing Agreement is attached hereto as Exhibit 99.2.

Pursuant to the Financing Agreement, the Company has agreed to use its commercial reasonable best efforts to register the shares underlying the Subordinated Convertible Note for resale on a shelf resale registration statement within 90 days after the Subordinated Convertible Note first become convertible into shares of Class A Common Stock.

The foregoing descriptions do not purport to be a complete description of the terms of the documents, and this description is qualified in its entirety by the terms of the definitive documents or forms thereof which are attached as exhibits to this Current Report on Form 8-K, and which are incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the terms of the Subordinated Convertible Note to be issued under the terms of the Financing Agreement is set forth above in Item 1.01 and is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The descriptions of the issuances and terms of the Subordinated Convertible Notes and the Yenura Warrants to be issued to Yenura pursuant to the Financing Agreement are set forth above in Item 1.01 and are hereby incorporated by reference into this Item 3.02.

The issuance of the Subordinated Convertible Note and the Yenura Warrant to Yenura were made in reliance upon the exemption from registration for limited offerings pursuant to Section 4(2) of the 1933 Act and all subsequent issuances of Subordinated Convertible Notes and Yenura Warrants to Yenura pursuant to the terms of the Financing Agreement will be made pursuant to such exemption. As discussed above, the shares of Class A Common Stock in which the Subordinated Convertible Notes may be converted and the Yenura Warrants may be exercised are entitled to certain registration rights under the terms of the Financing Agreement.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibit is filed as part of this report:

99.1	Form of Third Forbearance Agreement and Amendment among the Company, each of the Guarantors and the Investor named therein

99.2	Financing Agreement, dated as of July 24, 2008, among WorldSpace, Inc. and Yenura Pte. Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2008

WORLDSPACE, INC.
(Registrant)

By:	/s/ Donald J. Frickel
Name:	Donald J. Frickel
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Exhibit
99.1	Form of Third Forbearance Agreement and Amendment among the Company, each of the Guarantors and the Investor named therein

99.2	Financing Agreement, dated as of July 24, 2008, among WorldSpace, Inc. and Yenura Pte. Ltd.